Exhibit 10.76

AMENDMENT #2 TO FACTORING, LOAN & SECURITY AGREEMENT

This Amendment to that certain Factoring, Loan & Security Agreement (“Amendment”) is made as of January 23, 2007 by and between Liquidmetal Technologies, Inc., with its principal place of business at 25800 Commercentre drive, Suite 100, Lake forest, CA 92630  (“Client”) and Hana Financial, Inc., located at 1000 Wilshire Blvd., Suite 2000, Los Angeles, CA 90017 (“Hana”), with respect to the following:

RECITALS:

WHEREAS, Client and Hana entered into that certain Factoring, Loan & Security Agreement, dated April 21, 2005 (the “Agreement”); and

WHEREAS, Client and Hana now desire to enter into this Amendment to amend the Agreement as herein provided.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Client and Hana agree to amend the Agreement as follows:

1.             Amendments.

Section 2                Paragraph 2.1(a) (ii) and 2.1(d) of the Agreement are hereby amended as follows:

“2.1(a)(ii)                if the Eligible Account is a Non-Approved Account, Hana may advance to Client up to eighty percent (80%) of the Purchase Price of such Non-Approved Account.”

“2.1(d)    Hana does not intend to make any advances on any Non-Approved Accounts to the extent any such advance would cause the aggregate amount of outstanding advances with respect to Non-Approved Accounts to exceed one million dollars ($1,000,000.00); and Hana does not intend to make any advances on any Accounts to the extent any such advance would cause the aggregate amount of outstanding Obligations to exceed five million dollars ($5,000,000.00) (the “Credit Limit”).”

Section 4                Paragraph 4.1 of the Agreement is hereby amended as follows:

“4.1         Client will pay Hana interest on the Daily Balance.  Interest will be calculated daily at a rate equal to the sum of one half of a whole percent (0.5%) plus the Base Rate (the “Interest Rate”) and will be paid by Client or charged to Client’s account monthly at the end of each month.  The Interest Rate will also be charged to Client on all other obligations, except those specifying a different rate, from the date incurred through the date paid.  Any publicly announced decrease or increase in the Base Rate will result in an adjustment to the Interest Rate on the next business day.  After the occurrence of an Event of Default and for so long as such Event of Default continues, all the Obligations will, at Hana’s option, bear interest at a rate per annum equal to five percent (5.0%) plus the Interest Rate.  Interest will be calculated on the basis of a 360-day year for the actual number of days elapsed.  In no event will the total amount of interest received by Hana exceed the maximum rate permitted by applicable law and in the event excess interest is determined by a court of competent jurisdiction to have been paid by Client to Hana, such excess interest will be applied as a credit against the outstanding Obligations and Client will not have any action against Hana for any damages arising out of the payment or collection of such excess interest.”

Section 10              Paragraph 10.1 of the Agreement is hereby amended as follows:

“10.1       This Agreement will continue in full force and effect for one (1) year from February 1, 2007 and shall renew for one (1) year terms thereafter unless either party hereto gives the other party not less than sixty (60) days prior Written Notice prior to the end of the initial or any renewal term of their intention to terminate this Agreement as of the end of such term.”

2.             Interpretation.      All initial capitalized terms not herein defined shall have the meaning ascribed to such terms in the Agreement.

3.             Continuing Effectiveness.  Except to the extent specifically herein amended, the Agreement shall continue unmodified and in full force and effect.  In the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

HANA FINANCIAL, INC.	LIQUIDMETAL TECHNOLOGIES, INC.

/s/ Ken Lee	/s/ Larry Buffington
Ken Lee	Larry Buffington
Vice President	Chief Executive Officer